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NOTICE                                                      No. 9001-03466
                                                            ------------------------------------------------------------------
                                                                                IN THE COURT OF QUEEN'S BENCH
TO:      The Third Parties                                                              OF ALBERTA
                                                                                JUDICIAL DISTRICT OF CALGARY
YOU     ARE     HEREBY     NOTIFIED     that     these      ------------------------------------------------------------------
Defendants  may  enter  judgment  in  accordance  with
this  Third  Party   Notice   or  such   judgment  as,      BETWEEN:
according  to  the  practice of  this Court,  they are
entitled to,  without further  notice to you,  unless,
within  fifteen (15)  days after  service  hereof upon      CANADA SOUTHERN PETROLEUM LTD.
you,  excluding  the day  of service,  you cause to be      MAGELLAN PETROLEUM CORPORATION and
filed in the office of the Clerk of this Court, and to      PANTEPEC INTERNATIONAL INC.
be served upon these Defendants,  or their solicitors,
a Statement  of Defence  or  a  Demand that  notice of                                                               PLAINTIFF
any application to  be made in the  action be given to                                   - and -
you;
                                                            AMOCO   CANADA   PETROLEUM   COMPANY   LTD.,    AMOCO   PRODUCTION
AND   FURTHER   TAKE   NOTICE   that   if   you   wish      COMPANY,  AMOCO  CANADA RESOURCES LTD.  (formerly  DOME  PETROLEUM
to dispute  the Plaintiff's  claim  as  against  these      LIMITED),  ANDERSON  OIL  AND  GAS  INC. ( formerly  COLUMBIA  GAS
Defendants,  or  these  Defendants'  claim  as against      DEVELOPMENT  OF  CANADA LTD.,  MOBIL  OIL  CANADA  LTD.,  IMPERIAL
you,   you  must  cause  to  be  filed  and  served  a      OIL  RESOURCES  LIMITED   (formerly   ESSO  RESOURCES   OF  CANADA
Statement of Defence;                                       LIMITED),  MOBIL  RESOURCES  LTD.  AND MOBIL OIL CANADA PROPERTIES

AND   FINALLY   TAKE   NOTICE   that  if  you  do  not                                                              DEFENDANTS
dispute  the liability  of  these  Defendants  to  the                                   - and -
Plaintiff you will be deemed  to admit the validity of
any judgment  which  may  be  obtained  against  these      ANDERSON OIL AND GAS INC.  (formerly  COLUMBIA GAS  DEVELOPMENT OF
Defendants,  and if  you do not dispute your liability      CANADA LTD.),  MOBIL  RESOURCES  LTD.  (formerly CANADIAN SUPERIOR
to  these  Defendants,  you shall  be deemed  to admit      OIL LTD.), IMPERIAL OIL RESOURCES LIMITED (formerly ESSO RESOURCES
your  liability  to  these  Defendants  to  the extent      CANADA LIMITED,  MOBIL OIL CANADA LTD.,  ALLIED-SIGNAL INC.,  HOME
claimed in the Third Party Notice.                          OIL COMPANY LIMITED,  KERN  COUNTY  LAND  COMPANY  and  MOBIL  OIL
                                                            CANADA PROPERTIES

These Defendants' address for service is:                                                                        THIRD PARTIES

c/o Bennett Jones Verchere                                  AND BETWEEN:
Barristers and Solicitors
4500 Bankers Hall East                                      COLUMBIA  GAS  DEVELOPMENT  OF  CANADA  LTD.   (now  ANDERSON  OIL
855 - 2nd Street S.W.                                       AND GAS INC.)
Calgary, Alberta
T2P 4K7                                                                                              PLAINTIFF BY COUNTERCLAIM

                                                                                         - and -

                                                            CANADA   SOUTHERN   PETROLEUM   LTD.,   AMOCO   CANADA   RESOURCES
                                                            LTD.,    AMOCO   CANADA    PETROLEUM   COMPANY   LTD.,    CANADIAN
                                                            SUPERIOR OIL LTD.  (now  MOBIL  RESOURCES LTD.),  MOBIL OIL CANADA
                                                            LTD.,  IMPERIAL OIL LIMITED and ESSO RESOURCES CANADA LIMITED (now
                                                            IMPERIAL OIL RESOURCES LIMITED)

                                                                                                    DEFENDANTS BY COUNTERCLAIM

                                                            ------------------------------------------------------------------


                                                                             AMENDED THIRD PARTY NOTICE FILED BY AMOCO
                                                                                  CANADA PETROLEUM COMPANY LTD.,
                                                                                   AMOCO PRODUCTION COMPANY AND
                                                                                   AMOCO CANADA RESOURCES LTD.
                                                                                (FORMERLY DOME PETROLEUM LIMITED)

                                                            ------------------------------------------------------------------


                                                                                    BENNETT JONES VERCHERE
                                                                                   (John N. Craig, 298-3464)
                                                                                   Barristers and Solicitors,
                                                                                  4500, 855 - 2nd Street S.W.,
                                                                                        Calgary, Alberta
                                                                                            T2P 4K7

                                                                                    File: 1102-643/DOS/RWT
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                    IN THE COURT OF QUEEN'S BENCH OF ALBERTA
                          JUDICIAL DISTRICT OF CALGARY


                         CANADA SOUTHERN PETROLEUM LTD.
                       MAGELLAN PETROLEUM CORPORATION and
                          PANTEPEC INTERNATIONAL, INC.

                                                                       PLAINTIFF
                                     - and -

                      AMOCO CANADA PETROLEUM COMPANY LTD.,
              AMOCO PRODUCTION COMPANY, AMOCO CANADA RESOURCES LTD.
                            (formerly DOME PETROLEUM
                  LIMITED), ANDERSON OIL AND GAS INC. (formerly
                           COLUMBIA GAS DEVELOPMENT OF
                      CANADA LTD.), MOBIL OIL CANADA LTD.,
                  IMPERIAL OIL RESOURCES LIMITED (formerly ESSO
                  RESOURCES OF CANADA LIMITED), MOBIL RESOURCES
                      LTD. AND MOBIL OIL CANADA PROPERTIES

                                                                      DEFENDANTS
                                     - and -

                  ANDERSON OIL AND GAS INC. (formerly COLUMBIA
                         GAS DEVELOPMENT OF CANADA LTD.,
                     MOBIL RESOURCES LTD. (formerly CANADIAN
                   SUPERIOR OIL LTD.), IMPERIAL OIL RESOURCES
                             LIMITED (formerly ESSO
                       RESOURCES CANADA LIMITED, MOBIL OIL
                      CANADA LTD., ALLIED-SIGNAL INC., HOME
                      OIL COMPANY LIMITED, KERN COUNTY LAND
                     COMPANY and MOBIL OIL CANADA PROPERTIES

                                                                   THIRD PARTIES

AND BETWEEN:

                     COLUMBIA GAS DEVELOPMENT OF CANADA LTD.
                         (now ANDERSON OIL AND GAS INC.)

                                                       PLAINTIFF BY COUNTERCLAIM
                                     - and -

                  CANADA SOUTHERN PETROLEUM LTD., AMOCO CANADA
                     RESOURCES LTD., AMOCO CANADA PETROLEUM
                    COMPANY LTD., CANADIAN SUPERIOR OIL LTD.
                (now MOBIL RESOURCES LTD), MOBIL OIL CANADA LTD.,
                     IMPERIAL OIL LIMITED and ESSO RESOURCES
               CANADA LIMITED (now IMPERIAL OIL RESOURCES LIMITED)

                                                      DEFENDANTS BY COUNTERCLAIM

                AMENDED THIRD PARTY NOTICE FILED BY AMOCO CANADA
                    PETROLEUM COMPANY LTD., AMOCO PRODUCTION
                     COMPANY AND AMOCO CANADA RESOURCES LTD.
                        (FORMERLY DOME PETROLEUM LIMITED)

TO:      ANDERSON OIL AND GAS INC. (formerly

         COLUMBIA GAS DEVELOPMENT OF CANADA LTD.)

         MOBIL RESOURCES LTD. (formerly CANADIAN SUPERIOR OIL LTD.)
         IMPERIAL OIL RESOURCES LIMITED (formerly ESSO RESOURCES CANADA LIMITED) MOBIL OIL CANADA LTD.
         ALLIED-SIGNAL INC.
         HOME OIL COMPANY LIMITED
         KERN COUNTY LAND COMPANY
         MOBIL OIL CANADA PROPERTIES



         TAKE NOTICE that an action has been commenced by the Plaintiffs against, inter alia, Amoco Canada Petroleum Company Ltd., Amoco Production Company and Amoco Canada Resources Ltd. (formerly Dome Petroleum Limited) (hereinafter "these Defendants"), which Statement of Claim was amended May 8, 1990 and November 17, 1993, a copy of which is delivered herewith;

         AND FURTHER TAKE NOTICE that these Defendants dispute the Plaintiffs' claim on the grounds which appear in the Statement of Defence filed herein but, in the event these Defendants are held liable to the Plaintiffs they and each of them claim to be entitled to indemnity or, alternatively, indemnity and contribution from the Third Parties with respect to any amounts which the Plaintiff may recover against these Defendants, whether for judgment, interest or costs;

         AND FURTHER TAKE NOTICE that the grounds of these Defendants' claims against the Third Parties are as follows:

1. These Defendants are bodies corporate and each of the Third Parties are bodies corporate save for Mobil Oil Canada Properties which is a partnership. Anderson Oil and Gas Inc. ("Anderson") was formerly known as Columbia Gas Development of Canada Ltd., Imperial Oil Resources Limited ("Imperial") was formerly known as Esso Resources Canada Limited and Mobil Resources Ltd. ("Mobil Resources") was formerly known as Canadian Superior Oil Limited. Additional particulars of each body corporate being set forth in the Statement of Defence filed by these Defendants and as adopted by reference in the Counterclaim filed by these Defendants in action 8801-13549. The terms H-S Group, C-M-O Group, PanAmerican Assignment, Dome Assignment, 1959 Agreement, 1966 Settlement, the Columbia Farmout, the Properties, and the Kotaneelee area are terms defined in the said Statement of Defence and Counterclaim filed in action 8801-13549, which said terms have the same meaning in this Third Party Notice as they do in the Statement of Defence and Counterclaim.

2. The Defendants, Amoco Canada Petroleum Company Ltd. (Amoco Canada) and Amoco Production Company (Amoco Production) claim contribution and indemnity as set forth herein:

         (a) any liability of Amoco Canada and Amoco Production to the Plaintiffs, whether arising through the 1959 Agreement or the PanAmerican Assignment, the 1966 Settlement, the Columbia
                  Farmout, or otherwise for any alleged obligation to the Plaintiff, which obligation is not admitted but denied, was a shared obligation with the members of the H-S Group, namely Allied-Signal Inc. (Allied-Signal), Home Oil Company Limited
                  (Home), Kern County Land Company (Kern County), Mobil Resources (formerly Canadian Superior Oil Ltd., formerly Alminex Limited), and United Oils, Limited (United) and their successors and assigns, namely Anderson (formerly Columbia Gas Development of Canada Ltd.) Imperial (formerly Esso Resources Canada Limited) Mobil Oil Canada Ltd. (Mobil), and Mobil Oil Canada Properties (Mobil Properties);

         (b) in the event Amoco Canada and Amoco Production are liable to the Plaintiffs for any amount in excess of Amoco Canada's and Amoco Production's shared obligation as hereinbefore described, which obligation is not admitted but denied, then Amoco Canada and Amoco Production seek contribution and indemnity from the Third Parties for each one's respective share of the said joint obligation.

3. The Defendant, Amoco Canada Resources Ltd. (formerly Dome Petroleum Limited) (hereinafter Amoco Resources), claims contribution and indemnity as set out herein:

         (a) any liability of Amoco Resources to the Plaintiffs, whether arising through the 1959 Agreement or the Dome Assignment, the 1966 Settlement or the Columbia Farmout or otherwise, for any alleged obligation to the Plaintiffs, which obligation is not admitted but denied, was a shared obligation with the members of the H-S Group, namely Allied Signal, Home, Kern County, Mobil Resources and United and their successors and assigns, namely Anderson, Imperial, Mobil, and Mobil Properties;

         (b) in the event Amoco Resources is obliged to pay damages to the Plaintiffs for any amount in excess of Amoco Resources' shared obligation as hereinbefore described, which obligation is not admitted but denied, then Amoco Resources seeks contribution and indemnity from the Third Parties for each one's respective share of the said joint obligation.

4. Additionally, the Defendants, Amoco Canada and Amoco Resources, seek indemnification from the Third Party, Anderson, for the claim of the Plaintiffs on the following bases:

         (a)      (i)      On February 1, 1977 Anderson,  in accordance with the
                           terms of  the Columbia Farmout,  undertook  to  Amoco
                           Resources and Amoco Canada to indemnify and hold each of them harmless from and against any and all claims, demands, suits or actions arising out of Columbia's operation thereunder.

                  (ii) With respect to paragraphs 30-32 of the Amended Amended Statement of Claim these defendants state that if the Court determines there should be an adjustment to the joint account and the carried interest account to reduce the amount of otherwise recoverable operational costs as pleaded, then such adjustment and this resulting claim, demand, suit or action arises out of Columbia's operation under the 1977 Agreement. Particulars of the aforesaid operation alleged by these Defendants against Anderson include those matters alleged in paragraph 31 of the Amended Amended Statement of Claim.

         (b)      Alternatively or further:

                  (i) On February 1, 1977 Anderson, in accordance with the terms of the Columbia Farmout, agreed to act as operator and conduct operations in accordance with the 1959 Agreement, and accordingly is liable for gross negligence in carrying out or failing to carry out its duties;

                  (ii) With respect to paragraphs 30-32 of the Amended Amended Statement of Claim these defendants state that if the Court determines there should be an adjustment to the joint account and the carried interest account to reduce the amount of otherwise recoverable operational costs as pleaded, then such adjustment is necessitated by damages and expenditures caused by acts and failures of Anderson which constitute gross neglect under the 1959 Agreement. Particulars of the aforesaid acts and failures alleged by these defendants against Anderson include those matters alleged in paragraph 31 of the Amended Amended Statement of Claim.

         (c)      Alternatively, or further:

                  (i) By virtue of an agreement effective December 1, 1980 entitled Kotaneelee Production Facilities Construction, Ownership and Operating Agreement ("the Production Facilities Agreement"), Anderson became the Operator under the Production Facilities Agreement and agreed to be liable for any loss or damage resulting or arising from its gross negligence or wilful or wanton misconduct in conducting operations under the Production Facilities Agreement.

                  (ii) With respect to paragraphs 30-32 of the Amended Amended Statement of Claim these defendants state that if the Court determines there should be an adjustment to the joint account and the carried interest account to reduce the amount of otherwise recoverable operational costs as pleaded, then such adjustment is necessitated by loss or damage resulting or arising from the gross negligence or wilful or wanton misconduct of Anderson in conducting Operations under the Production Facilities Agreement. Particulars of the aforesaid gross negligence or wilful or wanton misconduct alleged by these
                           Defendants against Anderson include those matters alleged in paragraph 31 of the Amended Amended Statement of Claim.

         AND FURTHER TAKE NOTICE if you do not dispute your liability to these Defendants you will be deemed to admit liability to these Defendants to the extent claimed in this Notice.

         WHEREFORE these Defendants claim against the Third Parties:

         (a) contribution and indemnity for any amounts including judgment, interest and costs that any of these Defendants may be obliged to pay to the Plaintiffs in excess of any shared obligation with the said Third Parties, whether arising pursuant to the 1959 Agreement, the PanAmerican Assignment, the Dome Assignment, the 1966 Settlement, the Columbia Farmout, or otherwise;

         (b)      costs of the Third Party proceedings.

         WHEREFORE   the   Defendants,   Amoco   Resources   and  Amoco  Canada,
additionally claim against the Third Party, Anderson:

         (a) indemnity for Amoco Resources' and Amoco Canada's pro rata share of any amount by which otherwise recoverable operational costs in the joint account and the carried interest account are reduced, along with an associated interest and costs;

         (b)      costs of these Third Party proceedings.

         DATED at the City of Calgary, in the Province of Alberta, this 5th day of February, A.D. 1991 and DELIVERED BY Bennett Jones Verchere, Solicitors for these Defendants who address for service is in care of the said solicitors at 4500, 855 - 2nd Street S.W., Calgary, Alberta, T2P 4K7.

         ISSUED out of the office of the Clerk of the Court of Queen's Bench this 6 day of February, A.D. 1991.



                                                            /s/ James McLaughlin
                                                            CLERK OF THE COURT

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                  NOTICE:                    No.:  9001-03466            A.D.     1990
                                             -----------------------------------------
To The Defendants(s):
                                                   IN THE COURT OF QUEEN'S BENCH
Amoco     Canada     Petroleum     Company                  OF ALBERTA
Ltd.,     Amoco     Production    Company,         JUDICIAL DISTRICT OF CALGARY
Amoco  Canada  Resources  Ltd.   (formerly
Dome  Petroleum  Limited),   Anderson  Oil   -----------------------------------------
and  Gas  Inc.  (formerly   Columbia   Gas
Development  of  Canada  Ltd.),  Mobil Oil   BETWEEN:
Canada  Ltd.,   Imperial   Oil   Resources
Limited     (formerly    Esso    Resources           CANADA SOUTHERN PETROLEUM
Canada  Limited),   Mobil  Resources  Ltd.              MAGELLAN PETROLEUM
and Mobil Oil Canada Properties                      CORPORATION and PANTEPEC
                                                        INTERNATIONAL, INC.
You are hereby notified that the Plaintiff                                  Plaintiffs
may  enter  judgment  in  accordance  with
this Statement of Claim  or such  judgment                    - and -
as,  according  to  the  practice  of  the
Court,  he  is  entitled to,  without  any     AMOCO CANADA PETROLEUM COMPANY LTD.,
further notice to you unless within                  AMOCO PRODUCTION COMPANY,
                                                   AMOCO CANADA RESOURCES LTD.,
FIFTEEN (15) DAYS                               (formerly DOME PETROLEUM LIMITED),
                                                ANDERSON OIL AND GAS INC. (formerly
after service  hereof upon you,  excluding   COLUMBIA GAS DEVELOPMENT OF CANADA LTD.,
the day of service,  you cause to be filed            MOBIL OIL CANADA, LTD.,
in the  office of  the Clerk  of the Court        IMPERIAL OIL RESOURCES LIMITED
from which  the  Statement  of  Claim  has   (formerly ESSO RESOURCES CANADA LIMITED),
issued either:                                       MOBIL RESOURCES LTD. and
                                                    MOBIL OIL CANADA PROPERTIES
(1)      A Statement of Defence; or,
                                                                            Defendants
(2)      A  Demand   of   Notice   of  any
         application  to  be  made  in the   -----------------------------------------
         action be given to you;
                                                          AMENDED AMENDED
and unless  within  the  same  time a copy              STATEMENT OF CLAIM
of your  statement  of  Defence  or Demand
of Notice is served  upon the Plaintiff or   -----------------------------------------
his solicitor at  his  stated  address for
service.                                     This Statement of Claim is issued by:
                                                    BALLEM McDILL MacINNES EDEN
                                             Solicitors for the Plaintiff  who resides
                                             at:
                                                          Calgary, Alberta
                                             and whose address for services is in care
                                             of the said solicitors at:
                                                      4000 Petro-Canada Centre
                                                             West Tower
                                                        150 - 6th Avenue S.W.
                                                          Calgary, Alberta
                                                               T2P 3Y7
                                                           Phone: 292-9836
                                             and is addressed  to the Defendant  whose
                                             residence  as  far  as  is  known  to the
                                             Plaintiff is:
                                                          Calgary, Alberta

                                                         Our File: 27,207.37
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




                    IN THE COURT OF QUEEN'S BENCH OF ALBERTA
                          JUDICIAL DISTRICT OF CALGARY

BETWEEN:

                         CANADA SOUTHERN PETROLEUM LTD.
                       MAGELLAN PETROLEUM CORPORATION and
                          PANTEPEC INTERNATIONAL, INC.

                                                                      Plaintiffs

                                     - and -


                      AMOCO CANADA PETROLEUM COMPANY LTD.,
              AMOCO PRODUCTION COMPANY, AMOCO CANADA RESOURCES LTD.
                       (formerly DOME PETROLEUM LIMITED),
                            ANDERSON OIL AND GAS INC.
               (formerly COLUMBIA GAS DEVELOPMENT OF CANADA LTD.),
             MOBIL OIL CANADA, LTD., IMPERIAL OIL RESOURCES LIMITED
                    (formerly ESSO RESOURCES CANADA LIMITED),
              MOBIL RESOURCES LTD. and MOBIL OIL CANADA PROPERTIES

                                                                      Defendants


                       AMENDED AMENDED STATEMENT OF CLAIM


THE PARTIES

1. The Plaintiff, Canada Southern Petroleum Ltd. (hereinafter referred to as "Canada Southern") is a body corporate, incorporated pursuant to the laws of Nova Scotia (formerly under the laws of Canada), registered to carry on business in the Province of Alberta, with head office in the City of Calgary, in the Province of Alberta.

1A. The Plaintiff, Magellan Petroleum Corporation (hereinafter referred to as "Magellan") is a corporation incorporated pursuant to the laws of the State of Delaware, of the United States of America.

1B. The Plaintiff, Pantepec International, Inc. (hereinafter referred to as "Pantepec") is a corporation incorporated pursuant to the laws of the State of Delaware, of the United States of America.

2. The Defendant, Amoco Production Company, (hereinafter referred to as "Amoco Production") is a body corporate incorporated pursuant to the laws of the State of Delaware, of the United States of America, registered to carry on business in the Province of Alberta.

3. The Defendant, Amoco Canada Petroleum Company Ltd. (hereinafter referred to as "Amoco Canada") is a body corporate incorporated pursuant to the laws of Canada, registered to carry on business in the Province of Alberta, with head office located in the City of Calgary, in the Province of Alberta. Amoco Canada is the assignee and successor in interest to Amoco Production.

4. The Defendant, Amoco Canada Resources Ltd. (hereinafter referred to as "Amoco Resources") is a body corporate incorporated pursuant to the laws of Canada, registered to carry on business in the Province of Alberta, with head office located in the City of Calgary, in the Province of Alberta. On May 1, 1989, Dome Petroleum Limited and another corporation amalgamated, pursuant to the laws of Canada, to form the Defendant Amoco Resources.

5. The Defendant, Anderson Oil and Gas Inc. (hereinafter referred to as "Anderson") is a body corporate incorporated pursuant to the laws of Canada, registered to carry on business in the Province of Alberta, with head office located in the City of Calgary, in the Province of Alberta. Anderson was known as Columbia Gas Development of Canada Ltd. until Articles of Continuance, dated February 28, 1992, changed the name of the corporation.

5A. The Defendant, Mobil Resources Ltd. (hereinafter referred to as "Mobil Resources") is a corporation incorporated pursuant to the laws of Canada, registered to carry on business in the Province of Alberta, with head office located in the City of Calgary, in the Province of Alberta. Mobil Resources, which was formerly known as Canadian Superior Oil Ltd., resulted from the amalgamation of Alminex Limited and Canadian Superior, pursuant to the laws of Canada, on December 31, 1980.

6. The Defendant, Mobil Oil Canada Ltd. (hereinafter referred to as "Mobil") is a body corporate incorporated pursuant to the laws of Canada, registered to carry on business in the Province of Alberta, with head office located in the City of Calgary, in the Province of Alberta. Mobil Resources is the wholly owned subsidiary of Mobil. On or about June 1, 1988, Mobil and Mobil Resources formed a general partnership, the Defendant Mobil Oil Canada Properties.

7. The Defendant, Imperial Oil Resources Limited (formerly Esso Resources Canada Limited) (hereinafter referred to as "Imperial") is a body corporate incorporated pursuant to the laws of Canada, registered to carry on business in the Province of Alberta, with head office located in the City of Calgary, in the Province of Alberta.


BACKGROUND

8. Amoco Canada, Amoco Resources (formerly Dome), Anderson (formerly Columbia), Imperial (formerly Esso), and Mobil and Mobil Resources carrying on business in partnership as Mobil Oil Canada Properties, are currently interest owners in the nature of a working interest in properties now known as the Kotaneelee lands, located in the Yukon Territory (hereinafter referred to as the "current working interest owners"). Anderson (formerly Columbia) has been the managing operator of the Kotaneelee lands since on or about February 1, 1977.

9. The Plaintiffs were formerly the only working interest owners and currently hold an interest in the nature of a 33 1/3% carried interest in these same properties in the Kotaneelee area. Of the 33 1/3% carried interest, Canada Southern holds a 2 2/3% carried interest and a 2/3% carried interest as trustee for Magellan and Pantepec respectively.

10. The Kotaneelee lands were acquired and held by Canada Southern prior to 1959, as part of oil and gas permits granted in the Yukon and Northwest Territories. Canada Southern conducted exploration upon the Kotaneelee lands prior to any involvement of the Defendants.


GAS MARKETING OBLIGATIONS

11. In 1959, pursuant to an oil and gas exploration, development and marketing contract dated as of May 28, 1959 (the "1959 Agreement"), the Plaintiffs agreed to transfer a 50% interest in the oil and gas permits to the predecessors or assignors of Amoco Canada, Amoco Resources (formerly Dome) and Mobil Resources (formerly Canadian Superior). One of the express recited considerations for the transfer of this 50% interest was that the transferees would, pursuant to
Article III 3.1(D) ". . . assure the earliest feasible development and marketing of oil and/or gas found on the properties."

12. This express consideration was a fundamental term of the 1959 Agreement and the Plaintiffs relied upon the assurance that the properties would be developed and gas sold at the earliest feasible opportunity.

12A. It was a further express provision of Clause L of Schedule "B" to the 1959 Agreement that each of the parties to the agreement would share available markets for production with the other parties, including the Plaintiffs.

13. Amoco Production and Amoco Resources (formerly Dome) expressly agreed to be bound by all the terms and provisions of the 1959 Agreement, when they acquired their interests by assignment, in the Kotaneelee lands, in the period from 1959 to 1966, and they were expressly bound to assure such earliest feasible development and marketing of Kotaneelee oil and/or gas, for the benefit of the Plaintiffs. Amoco Canada as the assignee and successor in interest to Amoco Production is bound by all the terms and provisions of the 1959 Agreement. Amoco Resources as the assignee and successor in interest to Dome is bound by all the terms and provisions of the 1959 Agreement.

14. Mobil Resources (formerly Canadian Superior) as the successor in interest or assignee of Alminex Limited, one of the original parties to the 1959 Agreement, is bound by such party's assurance to develop and market Kotaneelee gas at the earliest feasible time. Mobil and Mobil Oil Canada Properties, as the successors in interest or assignees of Mobil Resources, are bound by the terms and provisions of the 1959 Agreement. Alternatively, Mobil and Mobil Oil Canada Properties have assumed and agreed to be bound by all duties, obligations and liabilities under the 1959 Agreement.

15. The 1959 Agreement was modified by an agreement in writing dated April 1, 1966, in which the Plaintiffs' 50% interest in the Kotaneelee lands was converted to a 50% interest in the nature of a carried interest (the "1966 Agreement"). From that date to the present, the Plaintiffs have had no rights in the operation of the properties, save and except for a vote on which of the current working interest owners would be manager operator, if the existing operator resigned or was replaced, and certain other options. In all other respects, the Plaintiffs relied upon the working interest owners who exercised their discretion concerning operations.

16. Anderson (formerly Columbia) acquired an interest in the nature of a working interest in the Kotaneelee lands pursuant to an agreement in writing dated February 1, 1977 (the "1977 Agreement"). Anderson (formerly Columbia) agreed to drill a test well on the Kotaneelee lands and to act as managing operator of those lands and it further agreed to conduct all operations in accordance with the terms and provisions of the 1959 Agreement, as modified. In turn, the Plaintiffs again agreed to reduce their interest in the Kotaneelee lands to an interest in the nature of 33 1/3% carried interest.

17. Anderson (formerly Columbia), either expressly or impliedly, agreed with the Plaintiffs that it would be bound by the obligation to assure the earliest feasible development and marketing of oil or gas from the Kotaneelee lands.

17A. In addition, Anderson (formerly Columbia) claims a further 1.69% working interest in the Kotaneelee lands, which it alleges was acquired from Dome pursuant to an agreement in writing dated November 13, 1970. Anderson (formerly Columbia) agreed that, upon earning its interest, it would assume and agree to be bound by the terms and provisions of the 1959 Agreement, as amended.

18. Imperial (formerly Esso) acquired an interest in the nature of a working interest in the Kotaneelee lands by assignment from Imperial Oil Limited, in or around 1978, Imperial Oil Limited, in turn, acquired its interest by transfer or assignment from Anderson (formerly Columbia), in or around 1977. Since 1978, Imperial (formerly Esso) has taken an active role in discussions and decisions relating to the operation of the Kotaneelee lands and it is bound, expressly or impliedly, by all the terms and provisions of the 1959 Agreement which remain in effect.

18A. Further, or in the alternative, the Plaintiffs plead and rely upon Clause CC.6 of Schedule "B" to the 1959 Agreement which provides that:

         "CC.6 All terms, covenants, provisions and conditions of this Agreement shall run with and be binding upon the said lands during the term hereof."

Accordingly, all of the Defendants who claim a working interest in the Kotaneelee lands are expressly bound by all terms, covenants, provisions and conditions of the 1959 Agreement, which run with and bind the lands.

18B. Further, or in the alternative, the Plaintiffs plead and rely upon Clause Q of Schedule "B" to the 1959 Agreement which provides that:

         "Q.1 No Joint Operator shall dispose of any interest hereunder unless the person receiving the same agrees with the other Joint Operators to be bound by all of the terms and provisions of this Agreement."

Those Defendants who claim an interest in the Kotaneelee lands by assignment or transfer are obligated to recognize and accept all of the terms and provisions of the 1959 Agreement.

19. The Plaintiffs further state that the effect of the 1959, 1966 and 1977 Agreements is that the exploration, development and production of the Kotaneelee lands was to be a joint venture between the Plaintiffs and the current working interest owners, for the benefit of all parties. As such, the Plaintiffs state that the current working interest owners owe a fiduciary duty to the Plaintiffs with respect to any dealings with the Kotaneelee lands.

20. Further, the current working interest owners, by undertaking to produce and sell gas at the earliest feasible time, and by agreeing to operate the Kotaneelee lands, become the agents of the Plaintiffs to sell or market any gas found in the Kotaneelee lands. As agents, the current working interest owners owe the Plaintiffs a fiduciary duty, requiring that they act with the utmost good faith.

21. Further, the Plaintiffs placed their trust and confidence in the current working interest owners and relied upon them to produce and market the gas found in the Kotaneelee lands. Canada Southern was informed by the managing operator, and other Defendants, of efforts to market the gas discovered and relied upon these reports. As a result of those dealings, the current working interest owners owe a fiduciary duty to the Plaintiffs.

2lA. Further, the terms and provisions of the 1966 Agreement obligated Amoco Canada, Amoco Resources (formerly Dome) and Mobil Resources (formerly Canadian Superior) to maintain the Kotaneelee lands in good standing, to perform and pay the cost of managing, exploration and development of the lands, to maintain accounts and render statements and to generally operate the lands for the benefit of the carried interest owners. As such, the current working interest owners owe a fiduciary duty to the Plaintiffs.

22. In the period from 1977 to 1980, three gas wells were drilled in the Kotaneelee field and it was known that there were extensive proven and probable reserves of gas in the structure underlying the lands. By 1980, a gas dehydration system had been constructed on the lands and the Kotaneelee field had been tied into the Westcoast Transmission raw gas pipeline, which ran through the field.

23. In the period from 1980 to 1991, the current working interest owners did not market or sell any gas from the Kotaneelee lands, except to test the gas dehydration system and for brief periods in 1979 and 1980, notwithstanding that the lands were ready and able to produce.

24. In November, 1986, Canada Southern, without any prior knowledge, was advised by Anderson (formerly Columbia) that a current working interest owner had declined a market for Kotaneelee gas, earlier in 1986, as to which Canada Southern had no knowledge.

25. In 1988, Canada Southern, without any prior knowledge, discovered that the operator of the field, Anderson (formerly Columbia), had thereafter refused, in 1986, to undertake any further efforts to market Kotaneelee gas, after the market had been declined earlier in 1986.

26. Except as referred to in paragraph 23 hereof, the Kotaneelee lands were not put into production until 1991, after the commencement of these proceedings, notwithstanding that the gas fields directly to the north and south of Kotaneelee, in which the Defendant Amoco Canada held a 100% working interest, have been produced and marketed to near depletion and notwithstanding that the current working interest owners have, since 1980, produced and market gas from other fields in which they hold an interest. The gas field to the immediate south of the Kotaneelee field has recently been reopened and gas is apparently being marketed from that field. Although gas is now being marketed from Kotaneelee, there is no assurance that the lands will be kept in production by the current working interest owners, notwithstanding that there are other available markets for the gas.

27. The Plaintiffs state that the current working interest owners have breached their fiduciary duty, have breached the express agreement to assure the earliest feasible marketing of gas from the Kotaneelee lands and have breached their obligation to act as prudent operators, by:

         (a)      refusing or failing to sell gas from the Kotaneelee lands;

         (b)      declining the market of gas in 1986;

         (c) refusing or declining other potential markets for gas, the particulars of which will be provided prior to the trial of this action;

         (d) refusing to undertake any further efforts to market gas after 1986;

         (e)      failing  to  make   full  and   complete  disclosure   to  the
                  Plaintiffs;

         (f) producing and marketing gas from fields other than Kotaneelee, in direct conflict with the duty owed to the Plaintiffs;

         (g) failing to act in good faith or in the best interests of the Plaintiffs in dealings with the Kotaneelee lands;

         (h)      failing to share available markets for production.

28. By reason of the matters aforesaid, the Plaintiffs have suffered loss and damage, equal to the Plaintiffs' interest in the proceeds from sales of gas which should have been realized and have been deprived of all economic benefit in the Kotaneelee lands.

29. By reason of the matters aforesaid, the Plaintiffs state that the actions and decisions of the current working interest owners constitute a complete repudiation of the joint venture to produce and sell gas from the Kotaneelee lands and are in disregard of the fiduciary duty owed to the Plaintiffs.


THE CARRIED INTEREST ACCOUNT

30. Further, as to the Plaintiffs interests, the 1959 Agreement, as amended, provided that a portion of certain expenditures made for the joint account ("operational costs") would be deducted from revenues from production ("operational revenues"), before any revenue would be paid to the Plaintiffs.

30A. As of June 30, 1988, Anderson (formerly Columbia) reported that the total operational costs incurred in relation to the Kotaneelee lands were $63,504,409.00, including capital costs and operating expenses for three wells and a dehydration facility. This amount has not been challenged by the Plaintiffs and they acknowledge that these expenditures are properly charged to the carried interest account.

30B. Since the commencement of these proceedings, Anderson (formerly Columbia) has reported that the total operational costs have now increased to over $97 million, without the drilling of any new wells or any further development work in the field.

31. The Plaintiffs dispute, take exception to and challenge the increase in total operational costs. The increase, as reported by Anderson (formerly Columbia), amounts to over $34 million. The Plaintiffs claim an adjustment to the joint account and the carried interest account, to reduce the total operational costs from over $97 million, to the amount of $63,504,409.00, which was reported in 1988. The particulars of this claim for adjustment are as follows:

         (a) The parties expressly agreed that operational costs would not include damages or loss which could have been controlled through the exercise of reasonable diligence by the operator. Certain of the costs which the current working interest owners seek to charge to the joint account and recover from the Plaintiffs are for damages or loss which could have been avoided through reasonable diligence. In particular, the operator failed to take any steps to protect wells, that were shut-in, from corrosion.

         (b) Further, it was not an express or implied term of the 1966 Agreement that "operational costs," as defined therein, would include unnecessary, improper or wasteful expenditures.

         (c) Alternatively, the current working interest owners owed a duty in law, as fiduciaries, or otherwise, to the Plaintiffs, to avoid or prevent over-expenditure or waste in the conduct of operations that might be chargeable to the carried interest owners.

         (d) The Plaintiffs state that unnecessary, improper, and wasteful costs have been incurred in developing and operating the field. The current working interest owners failed to avoid gross over-expenditure in the conduct of operations.

         (e) The unnecessary, improper and wasteful expenditures, to the present knowledge of the Plaintiffs, resulted from among other things:

                  (i) The entire delegation of the management and control of operations to outside contractors;

                  (ii)     failing  to  properly   supervise  or  control  field
                           operations;

                  (iii)    failing to conduct adequate on-site supervision:

                  (iv) failing to establish cost controls or to follow sound business practices with respect to expenditures;

                  (v) The waste of the investment in the dehydration facility which had to be re-built due to design, construction and operation defects and which is now reported to have cost over $20 million;

                  (vi)     shutting-in   the  wells  without  proper   corrosion
                           protection, which resulted in the waste of the drilling and completion costs of those wells;

                  (vii) the over-expenditures on the I-48 well which had to be side-tracked and recompleted, at a cost of approximately $10 million, because it was neither properly suspended nor put into production when markets were available.

         (f) Further, or in the alternative, the carried interest provisions in Schedule D to the 1959 Agreement provided that operational costs could not be deducted from operational revenues unless certain statements and accounts were rendered to the Plaintiffs and certain conditions were met. Since 1988, the current working interest owners have failed to maintain proper accounts and the required statements have not been rendered to the Plaintiffs. In addition, the conditions for the recording and charging of operational costs to the carried interest owners were not fulfilled by the Defendants.

32. It is anticipated that when and if revenues are recovered from the field, the current working interest owners will attempt to recover the entire $97 million of reported operational costs. The result will be that the Plaintiffs will be denied the right to receive their full 33 1/3 percent carried interest share of revenues from the Kotaneelee lands. Accordingly, the Plaintiffs seek an order of this Honourable Court declaring that the proper amount of the operational costs which may be deducted from operational revenues is $63,504,409.00 and adjusting the joint account and carried interest account accordingly.

33. The Plaintiffs propose that the trial of this action be held at the Court House, in the City of Calgary, in the Province of Alberta.

         WHEREFORE the Plaintiffs claim against the Defendants:

         (a) an order vesting the interests of the Defendants, in the Kotaneelee lands, in the Plaintiffs, for breach of fiduciary duty;

         (b) in the alternative, a declaration that the Defendants hold their interests in the Kotaneelee lands in trust for the Plaintiffs and an order directing the conveyance of those interests to the Plaintiffs;

         (c) in the alternative, an order rescinding the 1959, 1966 and 1977 Agreements and terminating any interest of the Defendants in the Kotaneelee lands, for breach of fiduciary duty;

         (d) in the alternative, a declaration that the Defendants have no claim to any interest in the Kotaneelee field.

         (e) further, or in the alternative, a mandatory order requiring and directing the Defendants promptly market gas from the Kotaneelee lands, in default of which the interest of the Defendants in the Kotaneelee lands shall be forfeited;

         (f) in the alternative, an order directing division of the Kotaneelee lands between the Plaintiffs and the Defendants;

         (g) damages for breach of fiduciary duty, in an amount to be proven at the trial of this action;

         (h) in the alternative, damages for breach of contract in the amount to be proven at the trial of this action;

         (i) an order declaring that the proper amount of operational costs included in the carried interest account which may be deducted from operational revenues before any revenues are paid to the Plaintiffs is $63,504,409.00;

         (j) an order that all necessary accounts, inquiries and direction may be taken, made or given;

         (k) interest on any damages awarded herein pursuant to the Judgment Interest Act, S.A. 1984, c.J-0.5;

         (l)      costs of this action on a solicitor/client basis; and,

         (m) such further and other relief as this Honourable Court may deem just.

         DATED at the City of Calgary in the Province of Alberta, this 7th day of March, 1990, AND DELIVERED BY MESSRS. BALLEM McDILL MacINNES EDEN, Barristers and Solicitors, solicitors for the Plaintiffs, whose address for service is in care of the said solicitors at 4000, 150 - 6th Avenue S.W., Calgary, Alberta T2P 3Y7, telephone number 292-9800.

         ISSUED from the Clerk of the Court of Queen's Bench of Alberta, Judicial District of Calgary, this 7th day of March, 1990.



                                         ---------------------------------------
                                         CLERK OF THE COURT